EXHIBIT 11

                            INDUSTRIAL HOLDINGS, INC.
                               EARNINGS PER SHARE
                  (thousands of dollars, except per share data)

                                                Year Ended December 31
                                      ------------------------------------------
                                       1996     1995     1994     1993     1992
                                      ------   ------   ------   ------   ------
Weighted average
    common shares outstanding .....    3,688    3,037    2,941    2,624    2,102
Common stock equivalents(1) .......      691      113       89      205
                                      ------   ------   ------   ------   ------
Total common shares and
   common equivalent
   shares deemed to have a
   dilutive effect ................    4,379    3,150    3,030    2,829    2,102
                                      ======   ======   ======   ======   ======
Net earnings
   available for common
   shareholders ...................   $1,127   $  545   $   32   $  763   $  382
                                      ======   ======   ======   ======   ======
Earnings per share ................   $  .26   $  .17   $  .01   $  .27   $  .17
                                      ======   ======   ======   ======   ======

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(1)   Net effect of dilutive stock options and warrants, calculated using the treasury stock method using average market price. Fully diluted earnings per share is not presented since it is the same as primary earnings per share. The effect of convertible debt is anti-dilutive for all years presented.